Exhibit 10.17













                        GRAPHIC PACKAGING
                    EXECUTIVE INCENTIVE PLAN








                      Amended and Restated
                     Effective May 15, 2001

























             GRAPHIC PACKAGING INTERNATIONAL CORPORATION
                    Executive Incentive Plan

                    Effective January 1, 1996
                (as amended through May 15, 2001)

      The name of this plan shall be the Graphic Packaging International Corporation Executive Incentive Plan. This plan replaces any previous annual and long-term cash incentive plans used by Graphic Packing International Corporation (f/k/a ACX Technologies, Inc.) (the "Company") and it subsidiaries listed below in Section II. Eligible Participants. This plan is effective for fiscal years commencing on and after January 1, 1996.


I.   PLAN INCLUDES:

     A.   Cash  bonuses based upon predetermined financial goals;
          and

     B.   Annual grants of stock options.


II.  ELIGIBLE PARTICIPANTS:

     The Company's executive officers, division presidents and select officers.


III. CASH BONUS OPPORTUNITY:

     A.   Goals:

          1. Financial goals are approved at the beginning of each year by the Company's Compensation Committee
               (the "Committee") of the Board of Directors. Goal achievement determines the bonus amount.

          2. The Committee may select from one or more of the following financial measures in determining the financial goals for each year: operating income, earnings before interest and taxes, return on net assets employed, return on equity, return on capital, return on invested capital, ratio of debt to EBITDA, earnings per share or cash flow of the Company or of the applicable Business as appro-priate. Definitions are in Section E below.

          3. The financial goals are set at "target," the expected performance level, with a minimum performance level ("threshold") and the level at which maximum of salary could be earned ("maximum" level) also set each year.

     B.   Bonus Awards:

          1. Potential bonus awards, as a percent of annual salary, are the same for all participants (except for the Chief Executive Officer & President) as follows:

               Officers
               Threshold performance              -      25%
               Target performance                 -      50%
               Maximum level performance          -     100%

               Chief Executive Officer
               Threshold performance              -    27.5%
               Target performance                 -      55%
               Maximum level performance          -     110%

          2.   Potential bonus awards are uncapped except for the
               Section 162(m) limitation in C.2. below.

          3. The Committee has the authority to reduce a bonus amount unilaterally and retroactively, if needed, to adjust for an unintended benefit or to address a specific transaction, which occurs after the beginning of the year.

          4. The Compensation Committee of the Board of Directors has the authority to set long term incentive awards based on an individuals level in the organization. The awards are based on DEBT/EBITDA and are awarded in the form of cash and stock options.

     C.   Bonus Payments:

          1. All bonuses are paid net of applicable withholding taxes.

          2.   To comply with Section 162(m) of the Internal
               Revenue Code, the maximum bonus which may be earned by any participant in any year is limited as follows:

                    Office of the President  -    $1.5 million
                    Officers                 -    $1.0 million

     D.   Unusual Items:

          1. For purposes of measuring the extent to which an incentive goal is achieved, the following unusual items shall generally be excluded unless the Committee, in its sole judgment, determines the items shall be included:

               a)   restructuring charges as defined by
                    authoritative accounting literature;
               b) income or loss, including shares issued, related to acquisitions and dispositions of businesses, business segments or substantial assets in the year of the transaction;
               c)   the current year effective of adopting
                    accounting pronouncements under generally accepted accounting principles;
               d) legal settlements, judgments, and/or tax audit claims;
               e)   tax effect of statutory tax rate changes;
               f) environmental remediation costs incurred as a result of law changes affecting prior years;
               g) accounting changes, extraordinary items, gain or loss on disposal of a discontinued operation and/or unusual items as reported under Accounting Principles Board Opinion
                    No. 30;
               h)   gains or losses from the issuance or
                    retirement of financial instruments;
               i) other unusual items which are required to be shown as a separate line item on the income statement; and
               j)   current year impact of share repurchase
                    programs.

     E.   Definitions:

          1. Cash flow means one or more of the cash flow components in the Statement of Cash Flows.

          2. Earnings per share means "primary earnings per share."

          3. Earnings before interest and taxes (EBIT) means operating income plus other income and expense except for interest.

          4. Return on capital is defined as net income for the year divided by the average of total capital at the beginning and end of the year. Total capital is the sum of equity and long-term debt.

          5. Return on equity is defined as net income for the year divided by the average of equity at the beginning and end of the year.

          6. Return on net assets employed is defined as EBIT divided by a 5-quarter average of total assets less current liabilities.

          7. Return on invested capital is defined as divisional net income divided by a 5-quarter average of invested capital.

          8. Ratio of debt to EBITDA is defined as total company debt divided by EBITDA (earnings before interest and taxes plus depreciation and amortization). The program uses a simple average of the four quarterly results annualized.


IV.  STOCK OPTION GRANTS:

     Grants of stock options shall be made pursuant to the terms of the Company's Equity Incentive Plan.

V.   ADMINISTRATIVE PROVISIONS:

     A.   Participation for Newly Promoted or Newly Hired Officers:
          Annual cash bonus is prorated based upon number of days in the eligible position unless an exception is made at the time of promotion or hire. The exception for a participant at the Company is made by Office of the President and for a Business participant by the president of the Business.

     B.   Impact of Employment Termination on Bonus Payouts:
          Participant must be employed on last day of calendar year to earn a bonus except for the following terminations, which may result in a prorated bonus based upon number of days of participation during the year. Any exceptions and a prorated bonus must be approved by the Office of the President for a Company participant and by the president of a Business for a Business participant.

          1.   retirement, including early retirement;
          2.   death;
          3.   long-term disability;
          4.   transfer to another business within the Company; or
          5. elimination of position or demotion for reasons other than poor performance.

     C.   Bonuses:

          1. Bonus amounts must be self-funded, i.e., they must be accrued before determining whether a bonus is earned.

          2. Bonuses are subject to annual review/audit and approval by the Committee.

          3. Bonuses will be paid, net of withholding taxes, after the Company releases its annual earnings for the bonus year.

          4. Bonuses may be denied in whole or in part by the Committee, if in its judgment, the participant took any actions, which were deemed to be detrimental to the Business, to the Company or to one of its subsidiaries.

     D.   Plan Administration and Termination:

          1. The incentive plan is administered by the company at the direction of the Committee, which reserves the right to interpret, modify or terminate the incentive plan. Changes to the plan will not apply to bonuses, which have been earned but not paid.

          2. Participation in the incentive plan does not in any way constitute a contract of employment and does not guarantee continued employment with the Company or any of its subsidiaries.

          3. In the event of a change of control, the incentive plan will normally end and prorated bonuses will be calculated and paid, if any are earned. Change in control at the Company shall be defined as in the Company's Equity Incentive Plan.

          4. Potential bonus awards may not be pledged, encumbered, assigned, alienated, anticipated or commuted in any manner by the participant.

          5. The Committee reserves the right to offset any earned bonus against any debts owed by the participant to the Business, to the Company or to any of the Company's subsidiaries.


ATTEST:                       GRAPHIC PACKAGING INTERNATIONAL
			      CORPORATION


___________________________   __________________________________
                              Marsha C. Williams
                              Vice President Human Resources

Dated: ____________________